Exhibit 5.1

[LETTERHEAD OF KAYE SCHOLER LLP]

September 20, 2005

Veeco Instruments Inc.
100 Sunnyside Boulevard, Suite B
Woodbury, New York, 11797

Re:	Securities to be Registered Under
Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is delivered in our capacity as counsel to Veeco Instruments Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on August 31, 2005, as amended by Amendment No. 1 to Form S-3 (the “Registration Statement”), including a prospectus (the “Prospectus”), which provides for the registration by the Company of (i) shares of its common stock, par value $0.01 per share (the “Common Stock”) and (ii) debt securities (the “Debt Securities”) which may be issued under the indenture (the “Indenture”) to be dated on or about the date of the first issuance of the Debt Securities, between the Company and a trustee to be selected by the Company.  The Common Stock and the Debt Securities are collectively referred to herein as the “Securities.”

The Securities are being registered for offering and sale from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).  The maximum amount of Securities to be offered pursuant to the Registration Statement is $200 million.  The Registration Statement provides that the Securities may be offered in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the Prospectus.

In connection with rendering this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company’s Amended and Restated Certificate of Incorporation, as on file with the Secretary of State of the State of Delaware (the “Certificate of Incorporation”); the Company’s Bylaws, as amended to the date hereof, as they appear in the minute book of the Company (the “Bylaws”); and such other original instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that:

1.  With respect to the Common Stock offered under the Registration Statement, provided that (i) the Registration Statement and any required post-effective amendment thereto have all become effective under the Securities Act and the Prospectus and any and all Prospectus Supplements required by applicable laws have been delivered as required by such laws, (ii) the issuance of the Common Stock has been duly authorized by all necessary corporate action on the part of the Company, (iii) the issuance and sale of the Common Stock does not violate any applicable law or the Certificate of Incorporation or Bylaws or result in a default under or breach of any agreement or instrument binding upon the Company and complies with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (iv) the certificates for the Common Stock have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof against payment therefor, then the Common Stock, when issued and sold as contemplated in the Registration Statement, the Prospectus and the related Prospectus Supplements and in accordance with any applicable duly authorized, executed and delivered purchase, underwriting or similar agreement, will be duly authorized, validly issued, fully paid and non-assessable.

2.  With respect to the Debt Securities issued under the Indenture and offered under the Registration Statement, provided that (i) the Indenture is qualified under the Trust Indenture Act of 1939, (ii) the Indenture has been duly authorized and executed and is substantially in the form thereof filed as an exhibit to the Registration Statement, (iii) the Registration Statement and any required post-effective amendment thereto have all become effective under the Securities Act and the Prospectus and any and all Prospectus Supplements required by applicable laws have been delivered as required by such laws, (iv) the issuance of the Debt Securities has been duly authorized by all necessary corporate action on the part of the Company, (v) the issuance and sale of the Debt Securities does not violate any applicable law or the Certificate of Incorporation or Bylaws or result in a default under or breach of any agreement or instrument binding upon the Company and complies with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (vi) the Debt Securities have been duly executed by the Company and authenticated by the Trustee pursuant to the Indenture, and duly delivered to the purchasers thereof against payment therefor, then the Debt Securities, when issued and sold as contemplated in the Registration Statement, the Prospectus and the related Prospectus Supplements and in accordance with any applicable duly authorized, executed and delivered purchase, underwriting or similar agreement, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

We express no opinion with respect to the laws of any jurisdiction other than The General Corporation Law of the State of Delaware and the laws of the State of New York.

This opinion is based upon the laws and legal interpretations in effect, and the facts and circumstances existing, on the date hereof, and we assume no obligation to revise or supplement this opinion should any such law or legal interpretation be changed by legislative action, judicial interpretation or otherwise or should there be any change in such facts or circumstances.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Registration Statement and the Prospectus constituting a part thereof and any amendments thereto.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Kaye Scholer LLP